Exhibit 10.1

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

          The following document is a Confidential Release Agreement (the “Agreement”) required in order for you to receive severance and other benefits under your Employment Security Agreement dated December 22, 2008 (the “ESA”).  Please review the Agreement carefully.  If you wish to accept the terms of the Agreement, you must deliver it to Mary Ann Doran, Senior Vice President Human Resources, within 47 days following the Separation Date, as defined in the Agreement.  Thus, the Agreement must be delivered to Mary Ann Doran, Senior Vice President Human Resources, by 5:00 p.m. on March 9, 2009.

If you choose not to execute the Agreement or if you fail to execute and deliver the Agreement within the timeframe described above, you will not be entitled to any of the severance payments or separation benefits provided for in the event of a Qualifying Termination under your ESA other than earned wages and any rights you may have under COBRA.

Please contact Mary Ann Doran, Senior Vice President Human Resources, if you have any questions regarding the Confidential Separation and Release Agreement:

Mary Ann Doran
Senior VP Human Resources
901 W. Walnut Hill Lane
Irving, TX  75038
972.580.4583
mdoran@zalecorp.com

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CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Release Agreement (“Agreement”) is made and entered into by and between Rodney Carter (“Employee”) on the one hand, Zale Delaware, Inc. (“Zale” or the “Company”) on the other, hereinafter collectively referred to as the “Parties.”

RECITALS

             WHEREAS, Employee was employed by Zale;

             WHEREAS, Employee’s last day of employment is January 20, 2009 (the “Separation Date”);

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein and in the Employment Security Agreement between Employee and Zale dated December 22, 2008 (the “ESA”), the receipt and sufficiency of which are hereby acknowledged, and to fulfill Employee’s obligation under Section 2.1 of the ESA, the Parties covenant and agree as follows:

1.        RELEASE OF CLAIMS

(a)       Employee, individually and on behalf of Employee’s attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES Zale and its respective current and former parent (including, but not limited to Zale Corporation), subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees” and individually as a Releasee”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, wages, bonuses, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621, et seq., as amended, 29 U.S.C. §626(f) et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq., as amended, state/local anti-discrimination and anti-retaliation laws, Employee Retirement Income Security Act of 1974, (“ERISA”), 29 U.S.C. §§ 1001 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act , 29 U.S.C. §§ 651 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the American Jobs Creation Act of 2004, The Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq., as amended, Texas Labor Code §§ 21.001 et seq., as amended, Texas Labor Code §§ 61.001 et seq., as amended, or any other claims, including claims in equity or common law claims -- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Employee and Zale, the cessation of Employee’s employment with Zale which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement (collectively, the “Released Claim(s)”).  Employee agrees that this Agreement includes a release of any and all negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind.

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(b)       Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the EEOC or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Zale should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.  Notwithstanding the foregoing two sentences, as provided above Employee also waives any right to recover from any Releasee in a civil suit brought by any governmental agency or any other individual on Employee behalf with respect to any Released Claim.

(c)       This release excludes any claim which cannot be released by private agreement, such as workers’ compensation claims, claims after the Effective Date of this Agreement, and the right to file administrative charges with certain government agencies.  Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or a comparable state or local agency.  Notwithstanding the previous two sentences, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Zale filed by Employee or by anyone else on Employee’s behalf.

(d)       This general release covers both claims that Employee knows about and those that Employee may not know about, except that it does not waive any rights or claims, including claims under the ADEA, that may arise after the Effective Date of this Agreement (as defined below).  Employee further represents and warrants that: (i) Employee has been fully and properly paid for all hours worked, (ii) Employee has received all leave in accordance with applicable law; and (iii) Employee has not suffered any on the job injury for which Employee has not already filed a claim.  Employee further acknowledges, agrees and hereby stipulates that: (i) during Employee’s employment with the Company, Employee was allowed to take all leave and afforded all other rights to which Employee was entitled under the Family and Medical Leave Act (“FMLA”); and (ii)  the Company has not in any way interfered with, restrained or denied the exercise of (or attempt to exercise) any FMLA rights, nor terminated or otherwise discriminated against Employee for exercising (or attempting to exercise) any such rights.

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          2.        Employee acknowledges and agrees that Employee will keep the terms, amount, and facts of, and any discussions leading up to, this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that Employee will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to Employee’s tax/financial advisors or legal counsel as long as they agree to keep the information confidential.  If asked about any of such matters, Employee’s response shall be that Employee may not discuss any of such matters.  In the event of a breach of the confidentiality provisions set forth in this paragraph of the Agreement by Employee, Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding such claimed breach of this Agreement by Employee.  The Parties agree that this paragraph is a material inducement to Zale entering into this Agreement.  Additionally, the Parties agree that a breach of this paragraph by Employee will cause Zale irreparable harm and that Zale may enforce this paragraph without posting a bond.

          3.        Employee acknowledges and agrees that he has ongoing obligations under the ESA, including, but not limited to, continued compliance with the covenants set forth in Article II of the ESA.

          4.        In consideration for the covenants and other agreements set forth in the ESA and Employee’s agreement to, compliance with, and execution, without revocation, of this Agreement as set forth in Section 14, Employee shall receive:

          (a)       $952,543.00, less applicable taxes and withholding, representing Employee’s “Severance Pay” as defined in the ESA, payable in equal installments over the 24 month period following the first ordinary payroll payment date that follows the date that is sixty (60) days after the Separation Date; provided, however, that all unpaid portions of such Severance Pay shall be distributed to Employee in a lump sum on the payroll date immediately preceding March 15, 2010.

          (b)       Employee shall be entitled to receive the Accrued Obligations, if any, specified in Section 1.1(b) of the ESA.

          (c)       Employee shall be entitled to receive the continued welfare benefits specified in Section 1.1(c) of the ESA; and

          (d)       Employee shall be entitled to receive the outplacement services specified in Section 1.1(d) of the ESA.

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          5.        Employee agrees to cooperate fully with Zale, specifically including any attorney or other consultant retained by Zale, in connection with any pending or future litigation, arbitration, business, or investigatory matter. The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee being available for interview by Zale, or any attorney or other consultant retained by Zale, and providing to Zale any documents in Employee’s possession or under Employee’s control.  Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible.

          6.        Employee agrees that, in addition to the cessation of Employee’s employment with Zale, Employee shall cease from holding or reporting that Employee holds any positions as a director, officer and/or employee with Zale and/or any of the Releasees, effective on the Separation Date.

          7.        Employee waives and releases forever any right and/or rights Employee may have to seek or obtain employment, reemployment and/or reinstatement with Zale or any one or more other Releasees, and agrees not to seek reemployment with any of the same.

          8.        Zale and Employee agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or the ESA or arising out of or relating to the subject matter of this Agreement, the ESA or Employee’s employment by Zale will be resolved exclusively through binding arbitration pursuant to the dispute resolution provisions contained in Article III and the provisions of Section 4.7 of the ESA.

          9.        By entering into this Agreement, the Parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory.  Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by either party (or any party’s agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and the Parties acknowledge that all such liability is expressly denied.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

          10.       If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

          11.       This Agreement and the ESA constitute the entire Agreement of the Parties, and supersede all prior and contemporaneous negotiations and agreements, oral or written. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and the ESA and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by any party in executing this Agreement other than the express representations of this Agreement and the ESA.  This Agreement cannot be changed or terminated without the express written consent of the Parties. The rights under this Agreement may not be assigned by Employee, unless Zale consents in writing to said assignment.  Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

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          12.       This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions of Texas law, or of any other jurisdiction, except where preempted by federal law.

          13.       One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

14.       By executing this Agreement, Employee acknowledges and agrees that Employee:

(a)	specifically waives any rights or claims arising under the ADEA and/or analogous state or local laws and Title VII of the Civil Rights Act of 1964 and other federal and local anti-discrimination and anti-retaliation laws;

(b)	may take up to forty-five (45) calendar days from the Separation Date to consider whether or not Employee desires to execute this Agreement;

(c)

may revoke this Agreement at any time during the seven (7) calendar day period after Employee signs and delivers this Agreement to Zale. Any such revocation must be in writing and delivered to Zale’s Senior Vice President of Human Resources, Mary Ann Doran at 901 W. Walnut Hill Lane, Irving, TX 75038 by such seventh (7th) calendar day. Employee understands that this Agreement is not effective, and Employee is not entitled to the Separation Pay and benefits in Paragraph 4, until the expiration of this seven (7) calendar day revocation period. Employee understands that upon the expiration of such seven (7) calendar day revocation period this entire Agreement will be binding upon Employee and will be irrevocable;

(d)	has carefully read and fully understands all of the provisions of this Agreement and that any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction;

(e)	knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;

(f)	is hereby advised in writing to consult with an attorney and tax advisor of Employee’s choice prior to executing this Agreement and has had the opportunity and sufficient time to seek such advice;

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(g)	understands that rights or claims under the ADEA and Title VII of the Civil Rights Act of 1964 that may arise after the date this Agreement is executed are not waived; and

(h)	the rights and claims waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled; and

15.          The Parties represent that they have the sole and exclusive right and full capacity to execute this Agreement.

16.          The “Effective Date” of this Agreement is the date that is eight (8) days following the date on which Employee signs this Agreement, so long as Employee has not revoked acceptance of this Agreement before such date.

17.          By executing this Agreement, Employee also acknowledges that Employee (a) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement and the ESA;  (b) has made Employee’s own investigation of the facts and is relying solely upon Employee’s own knowledge and the advice of Employee’s own legal counsel; and (c) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

18.          All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

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PLEASE READ CAREFULLY. THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE INCLUDES THE RELEASE OF ALL CLAIMS AGAINST THE COMPANY, KNOWN OR UNKNOWN, THAT MAY HAVE OCCURRED AS OF THE DATE OF THIS AGREEMENT. THIS AGREEMENT ALSO CONTAINS A PROVISION REQUIRING THE PARTIES TO RESOLVE ANY DISPUTES BY ARBITRATION.

The parties have signed this Agreement on the dates written by the signatures below, to be effective on the Effective Date.  Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Mary Ann Doran at 901 W. Walnut Hill Lane, Irving, TX  75038 on or before 47 days following the Separation Date, then this Agreement will be null and void and Employee will not be entitled to the Separation Pay, outplacement services, or any other consideration described in this Agreement.

EXECUTED in _________, Texas on this _____day of  ____________________, 2009

Date: ____________                                                    ______________________________

EXECUTED in Irving, Texas on this _____day of _________________________, 2009

ZALE DELAWARE, INC.

Date:	February 18, 2009	By:	/s/ Mary Ann Doran
Mary Ann Doran
		Its:	Senior Vice President Human Resources

EO - TX

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